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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                               (DOLLARS IN THOUSANDS)

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                                                                                                       NINE MONTHS ENDED
                                                     SEVEN MONTHS
                                                         ENDED           YEAR ENDED OCTOBER 31,             JULY 31,
                                                      OCTOBER 31,    -------------------------------  --------------------
                                                         1994          1995       1996       1997       1997       1998
                                                    ---------------  ---------  ---------  ---------  ---------  ---------
EARNINGS
Income before income tax expense and extraordinary
  item............................................         1,018         7,575     18,916      3,976      4,318     21,699
Fixed charges.....................................         8,088        13,551     14,624     15,771     12,154     22,145
Less: capitalized interest........................            (4)           (8)      (253)      (461)      (208)      (110)
                                                           -----     ---------  ---------  ---------  ---------  ---------
  Earnings........................................         9,102        21,118     33,287     19,288     16,264     43,634

FIXED CHARGES
Interest Expenses net of interest income..........         8,363        14,221     14,235     13,719     10,627     21,037

Plus:
  Capitalized interest............................             4             8        253        461        333        250
  Rental/lease interest...........................           181           462      1,034      1,848      1,363      1,882
Less:
Amortization of financing costs...................          (460)       (1,140)      (898)      (257)      (169)    (1,024)
                                                           -----     ---------  ---------  ---------  ---------  ---------
  Fixed Charges...................................         8,088        13,551     14,624     15,771     12,154     22,145

Ratio of earnings to fixed charges................          1.13x         1.56x      2.28x      1.22x      1.34x      1.97x
                                                           -----     ---------  ---------  ---------  ---------  ---------
                                                           -----     ---------  ---------  ---------  ---------  ---------

Rent expense on operating leases..................           543         1,387      3,101      5,543      4,088      5,647
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